Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact
Stephen P. Hall
Chief Financial Officer
336-290-8721
TriPath Imaging Announces Receipt of BD Proposal
BURLINGTON, N.C., August 14, 2006 — TriPath Imaging, Inc. (Nasdaq: TPTH) today announced that it has received a proposal from BD (Becton, Dickinson and Company) (NYSE: BDX) to acquire the approximately 93.5% of the outstanding shares of TriPath Imaging, Inc. (Nasdaq:TPTH) that BD does not currently own. The proposal provides that each share of TriPath Imaging would be exchanged for $9.25 in cash pursuant to the terms of a merger agreement to be negotiated by the parties. The proposal arose after a review by TriPath Imaging of potential strategic opportunities. TriPath Imaging, through its TriPath Oncology business unit, has worked closely with BD since July 2001 to develop and commercialize molecular diagnostic products for melanoma and cancer of the cervix, breast, ovary and prostate. TriPath Imaging’s Board of Directors will thoroughly evaluate the offer with the assistance of its financial advisors, UBS Securities LLC.
BD currently holds approximately 6.5% of TriPath Imaging’s outstanding stock, and therefore was required to make a public filing under Section 13 of the Securities and Exchange Act of 1934 upon making a proposal to acquire TriPath Imaging. This announcement is made to confirm that filing by BD. Since TriPath Imaging and BD have not entered into a definitive agreement, further discussion of the proposal would be premature at this time.
About TriPath Imaging
TriPath Imaging, Inc., headquartered in Burlington, North Carolina, develops, manufactures, markets and sells innovative solutions to improve the clinical management of cancer, including detection, diagnosis, staging and treatment. TriPath Oncology, a wholly owned subsidiary of TriPath Imaging, develops molecular diagnostic products for malignant melanoma and cancers of the cervix, breast, ovary and prostate.
Investors are cautioned that certain statements in this press release that are not strictly historical statements, such as statements regarding a potential transaction with BD, may constitute forward-looking statements that involve risks and uncertainties that could cause actual results and outcomes to differ materially from what is expressed in those forward-looking statements. Important factors that could cause actual results to vary materially from any forward looking statements include, without limitation, the fact that the foregoing press release relates to a non-binding proposal made by BD and that TriPath Imaging and BD have not entered into a binding agreement with respect to the potential transaction, the requirement of TriPath Imaging shareholder approval for any agreement that is entered into, as well as those risks detailed in TriPath Imaging’s filings with the Securities and Exchange Commission, including those described in TriPath Imaging’s Annual Report on Form 10-K for the year ended December 31, 2005.